EXHIBIT 21



         The only subsidiaries of the Registrant are Shaw Transport, Inc., a Georgia corporation; Shaw Financial Services, Inc., a Georgia corporation; Shaw Leasing, Inc., a Tennessee Corporation; Carpets International, PLC., a United Kingdom corporation; Capital Carpet Industries, Pty., Ltd., an Australian corporation; and Terza, S.A. de C.V., a Mexican corporation.